U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Katana Fund LLC
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   (Last)                           (First)             (Middle)

1859 San Leandro Lane
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                                    (Street)

Santa Barbara, California 93108
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


Viskase Companies, Inc. (VCIC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


77-0493842
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4.   Statement for Month/Year


January 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)


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Common Stock                            01/03/01        P               7,500     A     $1.20                   D               ***
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Common Stock                            01/12/01        P               16,700    A     $1.30                   D               ***
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Common Stock                            01/24/01        P               5,000     A     $1.80                   D               ***
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Common Stock                            01/30/01        P               16,000    A     $1.78   2,775,352       D               ***
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***  Please see Explanation of Responses, below (above Signature Lines).
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)


FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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<PRE>

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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</PRE>

Explanation of Responses:

This Statement is being filed by Katana Fund LLC, its manager, Katana Capital Advisors, LLC and Steven L. Gevirtz, the President of Katana Capital Advisors, LLC. All trade activity was conducted for the benefit of Katana Fund LLC. Katana Fund LLC owns all of the shares reported on this Form 4. Although Katana Capital Advisors, LLC and Mr. Gevirtz are each ten percent owners pursuant to Rule 13(d), neither Katana Capital Advisors, LLC nor Mr. Gevirtz has any pecuniary interest in the shares reported on this Form 4. As such, Katana Capital Advisors, LLC and Mr. Gevirtz do not beneficially own any of the shares reported on this Form 4. Additionally, neither Katana Capital Advisors, LLC nor Mr. Gevirtz own any other shares of the issuer.


-SIGNATURES

KATANA FUND LLC

By: Katana Capital Advisors, LLC, Manager



By: /s/ _______________________________________________ ________________________
                 Steven L. Gevirtz, President                   Date


KATANA CAPITAL ADVISORS, LLC


By: /s/ _______________________________________________ ________________________
                 Steven L. Gevirtz, President                   Date


STEVEN L. GEVIRTZ


By: /s/ _______________________________________________ ________________________
                 Steven L. Gevirtz                              Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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